Exhibit 10.3

                              LETTER-AGREEMENT WITH
                        ICON MANAGEMENT LTD. (PAUL CHUNG)

                              ICON MANAGEMENT LTD.
                      Suite 1680, 650 West Georgia Street
                             Vancouver, BC, V6B 4N9
                                Tel 604-684-7476
                                Fax 604-687-4670

                                                                   April 1, 2002

Mr. Ralph Shearing
Strategic Internet Investments Incorporated
450-650 Georgia Street
Vancouver, BC V6B 4N8

RE:  CONSULTING FEE LETTER FOR E-COMMERCE REVIEW

Dear Mr. Shearing:

Pursuant to your request, Icon Management Ltd. ("Icon") has agreed to act for Strategic Internet Investments Incorporated, (the "Company") as an advisor and consultant to review e-commerce businesses targeted for potential acquisition by the Company.

Payment for consulting fees and expense reimbursement has been agreed to as follows:

Consulting fees will be billed monthly at the hourly rate of US$350.00 per hour for a work performed as requested by the Company. No fees will be chargeable if no businesses are reviewed. The fee will be due and payable in cash as invoiced. In the event that cash is not to pay the consulting fees, share of the common stock of the Company, valued at a price to be negotiated in good faith, will be accepted as payment in full. These shares will be issued in conjunction with a Registration Statement filed under Form S-8, which will make the shares free trading.

Expenses will be charged directly to the Company whenever possible if they are significant. They will also be pre-approved. For example, travel expenses and FedEx will be billed to client directly by the travel agency via credit card and FedEx account. Nominal expenses such as long distance telephone, postage, local transportation will be accumulatd until the sooner of a significant expense billing, to which these will be added, or the total of US$250.00, and then they will be billed.

Icon will submit to Company a written report serving as a critical review of all business plans submitted by the Company. The report should include recommendation to the Company to either pursue acquisition of a targeted business or decline the business.

Icon agrees to provide the services of Paul Chung to the Company when as needed. Icon warrants to the Company that Mr. Chung is experienced and qualified in the e-commerce business.

This Letter-Agreement shall be governed by the Laws of the Province of British Columbia, Canada.

If the above is satisfactory, please indicate by either signing and returning a copy to me at my office, or confirm by e-mail.

                                                  Sincerely yours,

                                                  /s/Paul Chung
                                                  Icon Management, Ltd.


I accept the above terms and conditions.

/s/Ralph Shearing
Ralph Shearing
Ohio & Southwestern Energy Company